Exhibit 5.1

[LETTERHEAD OF GOODWIN PROCTER LLP]

March 9, 2016

Easterly Government Properties, Inc.

2101 L Street NW

Suite 750

Washington, D.C. 20037

Re:	Securities Being Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”) filed on March 9, 2016 with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 25,885,151 shares of common stock, par value $0.01 per share (“Common Stock”) of Easterly Government Properties, Inc., a Maryland corporation (the “Company”), to be sold from time to time by the selling stockholders to be named in a prospectus supplement, consisting of (i) 10,341,712 currently issued and outstanding shares of Common Stock (the “Original Shares”), and (ii) 15,543,439 shares of Common Stock (the “Redemption Shares”) that may be issued from time to time by the Company to the extent that certain holders of 15,543,439 common units of limited partnership interest (the “OP Units”) in Easterly Government Properties LP, a Delaware limited partnership (the “Operating Partnership”), tender the OP Units to the Operating Partnership for redemption and the Company exercises its contractual right to acquire such tendered OP Units in exchange for the Redemption Shares, in accordance with the terms of the Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of February 11, 2015, as amended (the “Partnership Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

For purposes of the opinions set forth below, we have assumed that, in the future, the Company does not issue shares of Common Stock or reduce the total number of shares of Common Stock that the Company is authorized to issue under its articles of amendment and restatement, as amended and then in effect (the “Charter”), such that the number of authorized but unissued shares of Common Stock under the Company’s Charter is less than the number of unissued Redemption Shares.

The opinions set forth below is limited to the Maryland General Corporation Law (which includes reported judicial decisions interpreting the Maryland General Corporation Law).

Based on the foregoing, we are of the opinion that (i) the Original Shares have been duly authorized and validly issued, and are fully paid and non-assessable and (ii) when and to the extent issued in exchange for the OP Units as provided in the Partnership Agreement, the Redemption Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP